 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222612

PROSPECTUS SUPPLEMENT NO. 7

TO THE PROSPECTUS DATED JANUARY 26, 2018

Pershing Gold Corporation

This Prospectus Supplement No. 7 updates, amends and supplements our Prospectus dated January 26, 2018 (the “Prospectus”).

We have attached to this Prospectus Supplement No. 7 the Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 27, 2018. The attached information updates, amends and supplements the Prospectus.

This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus as previously supplemented. To the extent information in this Prospectus Supplement No. 7 differs from, updates or conflicts with information contained in the Prospectus as previously supplemented, the information in this Prospectus Supplement No. 7 is the more current information.

Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 6 of the Prospectus and on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on March 28, 2018, for a discussion of certain risks that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2018

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 - Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders

Pershing Gold Corporation (the “Company”) held its 2018 Annual Meeting of Stockholders (the “Meeting”) on June 22, 2018 in Denver, Colorado. Of the 36,792,311 shares entitled to vote as of the record date, 26,514,790 shares (72.07%) were present or represented by proxy at the Meeting. The Company’s stockholders approved all of the nominees and proposals. Specifically, the Company’s stockholders (i) approved the election of Stephen Alfers, Jeffrey Clevenger, Barry Honig, Edward Karr, and Pamela Saxton as directors of the Company, each to hold office until the next annual meeting of the Company’s stockholders and until their successors are elected and qualified, (ii) approved the Amended and Restated 2013 Equity Incentive Plan, and (iii) ratified the appointment of KBL, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

The results of the voting on the matters submitted to the stockholders were as follows:

1.	Election of five directors:

Name	Votes For	Votes Withheld	Broker Non-Votes
Stephen Alfers	15,218,336	165,181	11,131,273
Jeffrey Clevenger	15,219,364	164,153	11,131,273
Barry Honig	15,177,214	206,303	11,131,273
Edward Karr	15,136,454	247,063	11,131,273
Pamela Saxton	15,218,922	164,595	11,131,273

2.	Approval of the Amended and Restated 2013 Equity Incentive Plan:

Votes For	Votes Against	Abstentions	Broker Non-Votes
13,222,092	1,886,103	275,322	11,131,273

3.	Ratification of the appointment of KBL, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018:

Votes For	Votes Against	Abstentions	Broker Non-Votes
26,183,146	231,115	100,529	N/A

Item 8.01	Other Events.

On May 30, 2018, the Company issued a press release announcing the completion and results of a Feasibility Study on its Relief Canyon Mine in Pershing County, Nevada.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2018

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller